Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 4, 2007, except for the effects of the segment reclassification discussed in Note 17 as to which the date is March 14, 2008, with respect to the consolidated financial statements and schedule of The Nielsen Company B.V. for the year ended December 31, 2005 for the Predecessor included in the Registration Statement (Form S-4) and related Prospectus of Nielsen Finance LLC and Nielsen Finance Co.

/s/ Ernst & Young Accountants

Amsterdam, The Netherlands

June 2, 2008